Exhibit 99.1

GeoMet Announces Current and Pending Changes in Board of Directors

Houston, Texas — January 24, 2013 - GeoMet, Inc. (OTCQB: GMET NASDAQ: GMETP) (the “Company”) announced the resignation of a member of its board of directors and that another member of  its board of directors is not expected to be nominated  for election at the next annual meeting planned to be held in May 2013.  To support the Company’s continuing efforts to reduce costs in the face of low natural gas prices, Robert E. Creager resigned from his board position effective January 22, 2013 and Charles D. Haynes is not expected to be nominated for election at the next annual meeting.

Commenting on these changes, Michael McGovern, Chairman of the Board, said “As the Company continues to deal with the impact of low natural gas prices it must also maintain its efforts to reduce its cost structure. On behalf of our board of directors, I extend our thanks and appreciation to Bob and Charlie for their service and dedicated efforts on behalf of the Company”.

Following these changes, the committee structure of the board will change.  Stanley L. Graves will chair the newly combined Compensation, Nominating, Corporate Governance, and Ethics Committee and James C. Crain will chair the Audit Committee.

About GeoMet, Inc.

GeoMet, Inc. is primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”). Our principal operations and producing properties are located in the Cahaba and Black Warrior Basins in Alabama and the Central Appalachian Basin in Virginia and West Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, Virginia, and West Virginia.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The expectations of the Company on future director vacancies are forward looking statements. Except for statements of historical facts, all statements included in the document, including those preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such words are forward-looking statements.  These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the volatility of future natural gas prices, our ability to maintain production levels, increases in operating costs, environmental and other regulations, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. GeoMet undertakes no duty to update or revise these forward-looking statements.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com), or visit our website at www.geometinc.com.